Exhibit 8.1

14 September 2022

Frontline Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda

Dear Sirs,

Frontline Ltd. (the “Company”)

1. Subject of Opinion
We are lawyers duly qualified to practise in Bermuda.  This opinion as to the laws of Bermuda is addressed to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4 (such registration statement as amended and supplemented from time to time the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, in respect of the Company.  The Registration Statement relates to the registration by the Company of 222,622,889 ordinary shares of the Company, par value $1.00 per share, as described in the form of Proxy Statement/Prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”).
2. Documents Examined
For the purposes of this opinion we have examined and relied upon the following (collectively, the “Documents”):
2.1.	a copy of the Registration Statement;
2.2.	a copy of the following documents of the Company, as certified by the Secretary thereof on 13 September 2022:
(a)	Certificate of Incorporation and Certificate of Incorporation on Change of Name;
(b)	Memorandum of Association;
(c)	Bye-laws;
(d)	Minutes of a meeting of the Board of Directors of the Company held on 7 July 2022 (the “Resolutions”);
(e)	Tax Assurance; and
(f)	Register of Directors and Officers; and
2.3.	such other documents as we have deemed necessary in order to render this opinion.
A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this paragraph 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

3.	Searches
We have also relied upon our searches of the documents of public record relating to the Bermuda Companies maintained by the ROC and on our search of the Cause Book maintained by the Registrar of the Supreme Court of Bermuda (the “Searches”).
4.	Opinion Limited to Bermuda Law
We have made no investigation of the laws of any jurisdiction other than Bermuda and this opinion is given only with respect to Bermuda law as applied by the courts of Bermuda at the date thereof and is governed by, and should be construed in accordance with, those laws. This opinion is limited to the matters stated herein and does not extend to, and is not intended to be extended by implication to, any other matters. We give this opinion on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
5.	Assumptions
In giving this opinion we have assumed:
5.1.
the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photo static copies;

5.2.	the genuineness of all seals, signatures and markings on the Documents;
5.3.	the authority, capacity and power of each of the persons signing the Documents (other than the Company);
5.4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda, made in any of the Documents, is true, accurate and complete;
5.5.	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;
5.6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;
5.7.
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

5.8.
that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public files or on the Cause Book at the time of the Searches; and

5.9.
that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly adopted by the duly elected or appointed directors of the Company or any duly constituted committee thereof; that any provisions contained in the Companies Act 1981 of Bermuda, as amended, or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at the meetings of the directors were duly observed; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect.

6.	Opinion
Based upon and subject to the foregoing and further subject to any matters not disclosed to us, we hereby confirm that the statements in relation to Bermuda tax matters under the caption “Taxation—Bermuda Taxation” in the Proxy Statement/Prospectus and the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which is incorporated by reference into the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.
7.	Disclosure
We hereby consent to the filing of this opinion as an exhibit 8.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus included therein, without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act.
This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,

/s/ MJM Limited

MJM LIMITED